FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is effective as of the 1st day of May, 2025 (the “Effective Date”), by and among each of BLACKROCK VARIABLE SERIES FUNDS, INC. AND BLACKROCK VARIABLE SERIES FUNDS II, Inc., each an open-end management investment company (each, the “Fund”), BLACKROCK INVESTMENTS, LLC (“BRIL” or the “Underwriter”), a broker-dealer registered as such under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and The Northwestern Mutual Life Insurance Company, a life insurance company organized under the laws of the state of Wisconsin (the “Company”), on its own behalf and on behalf of each separate account of the Company set forth on Schedule A, as may be amended from time to time (each separate account hereinafter referred to individually as an “Account” and collectively as the “Accounts”).

W I T N E S S E T H:

WHEREAS, the Fund has filed a registration statement with the Securities and Exchange Commission (the “SEC”) to register itself as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to register the offer and sale of its shares under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Fund desires to act as an investment vehicle for separate accounts established for variable life insurance policies and variable annuity contracts to be offered by insurance companies that have entered into participation agreements with the Fund (the “Participating Insurance Companies”); and

WHEREAS, the Underwriter is registered as a broker-dealer with the SEC under the 1934 Act, is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and acts as principal underwriter of the shares of the Fund; and

WHEREAS, the capital stock of the Fund is divided into several series of shares, each series representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the several series of shares of the Fund offered now or in the future by the Fund to the Company and the Accounts are described on Schedule B attached hereto (each, a “Portfolio,” and, collectively, the “Portfolios”); and

WHEREAS, the Fund has received an order from the SEC granting Participating Insurance Companies and their separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a) and 15(b) of the 1940 Act, and rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, to the extent necessary to permit shares of the Fund to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Mixed and Shared Funding Order”); and

WHEREAS, BlackRock Advisors, LLC (“BAL”) is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is the Fund’s investment adviser; and

WHEREAS, the Company has registered or will register under the 1933 Act certain variable life insurance policies and/or variable annuity contracts funded or to be funded through one or more of the Accounts (the “Contracts”) and will sell the Contracts to owners of the Contracts (“Contract Owners”); and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase shares in one or more of the Portfolios (the “Shares”) on behalf of the Accounts to fund the Contracts, and the Fund intends to sell such Shares to the relevant Accounts at such Shares’ net asset values.

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE 1

Sale of the Fund Shares

1.1  BRIL hereby appoints the Company as its agent for the limited purpose of accepting orders for an Account, and the Company hereby accepts such appointment. The Company shall have no authority to act as agent for the Fund, the Underwriter or BAL (collectively, “Fund Parties”) for any other purpose.

1.2  Subject to the terms of this Article 1 and the other provisions of this Agreement, the Fund shall make Shares of the Portfolios available to the Accounts, and the Company shall engage in transactions with respect to such Shares, at net asset value in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the then current prospectuses and statements of additional information of the Portfolios (collectively, the “Prospectus”). Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Company to be necessary to meet the requirements of the Contracts. The Fund may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts) or suspend or terminate the offering of Shares of any Portfolio or take any action it may deem appropriate or advisable in connection with all matters relating to the operation of the Fund and/or sale of Shares of the Portfolios. The Fund may require the Company to refuse redemption orders for a Portfolio if permitted by the Fund’s Prospectus or if the Fund has suspended redemptions with respect to such Portfolio in accordance with Section 22(e) of the 1940 Act, Rule 2a-7 under the 1940 Act or any other applicable rule or regulation. Fund Parties shall have no liability for any such action. It is understood that for purposes of this Agreement, an exchange involves a redemption order and a purchase order for Shares of a Portfolio.

1.3  (a) Manual Transactions. If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders. On each day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the SEC (“Business Day”), the Company shall aggregate and calculate the net purchase and redemption orders for each Account received by the Company prior to the close of the New York Stock Exchange (generally, 4:00 p.m. Eastern Time) (the “Close of Trading”) on such Business Day. By 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) (the “Manual Transactions Deadline”) on the next following Business Day, the Company shall communicate to the Fund or its designee by facsimile or by any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Account received prior to the Close of Trading on the prior Business Day (the “Trade Date”). All orders communicated to the Fund or its designee by the Manual Transactions Deadline on the Business Day following the Trade Date shall be treated by the Fund or its designee as if received prior to the Close of Trading on the Trade Date.

All orders received by the Company after the Close of Trading on a Business Day shall not be aggregated with orders received by the Company prior to the Close of Trading on such Business Day and shall be communicated to BRIL or its designee as part of an aggregated order no sooner than after the Manual Transactions Deadline the following Business Day.

Purchases. The Company will use commercially reasonable efforts to transmit each purchase order to the Fund or its designee in accordance with written instructions provided by the Fund or its designee to the Company. The Company will use commercially reasonable efforts to initiate by wire transfer to BRIL or its designee through the Federal Reserve Wire Transfer System (the “Fedwire System”) purchase amounts prior to 1:00 p.m. Eastern Time on the next Business Day following the Trade Date. Purchase wires should be sent to an account specified by the Fund or its designee from time to time.

Redemptions. The Company will use commercially reasonable efforts to transmit each redemption order to the Fund in accordance with written instructions provided by the Fund or its designee to the Company. With respect to redemption orders submitted by the Company by 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next Business Day following the Trade Date, the Fund or its designee will use commercially reasonable efforts to initiate by wire transfer through the Fedwire System to the Company proceeds of such redemptions no later than the close of the Fedwire System on the next Business Day following the Trade Date.

Redemption wires should be sent to an account specified by the Company from time to time and agreed to by Fund Parties.

(b) All Transactions.

The Company shall be responsible for the accuracy and completeness of any orders submitted by it through any means. All orders are subject to acceptance by the Fund or its designee and become effective only upon confirmation by the Fund or its designee.

Orders submitted on an as-of basis subsequent to the Trade Date for the Order, including post-settlement trade correction orders (hereinafter defined as an “As-of Order”), shall be acceptable only as permitted by the Fund and shall be subject to the Fund’s policies pertaining thereto. The Company shall be responsible for any loss or liability to Fund Parties or any of their respective affiliates, including any costs or expenses incurred by any of them, caused by an As-of Order and will promptly pay any such amount to Fund Parties upon demand therefor. The Company agrees that any gains from one As-of Order shall not be netted against losses generated from another.

1.4  Subject to this Article 1, the Fund will redeem any full or fractional Shares of any Portfolio when requested by the Company on behalf of an Account pursuant to a redemption order meeting the requirements of this Agreement at net asset value in accordance with the operational procedures mutually agreed to by the Fund and the Company from time to time and the provisions of the Prospectus of the Portfolios. In no event shall payment be delayed for a greater period than is permitted by the 1940 Act (including any Rule or order of the SEC thereunder).

1.5  (a)  The Company represents and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received after the Close of Trading from being aggregated with orders received prior to the Close of Trading and to minimize errors that could result in late transmission of orders. Orders received by the Company prior to the Close of Trading are eligible to receive that Business Day’s net asset value, and orders received by the Company after the Close of Trading are eligible to receive the next Business Day’s net asset value. The Company’s communication of an order to a Fund or its transfer agent on a Business Day at the prior Business Day’s net asset value shall serve as certification by the Company that each such underlying order was received from the Contract Owner and accepted by the Company prior to the Close of Trading on the prior Business Day.

(b)  The Fund may reject purchase and redemption orders which are not in the form prescribed in the Fund’s Prospectus. In the event that the Company and the Fund agree to use a form of written or electronic communication which is not capable of recording the time, date and recipient of any communication and confirming good transmission, the Company agrees that it shall be responsible for confirming that any communication sent by the Company was in fact received by the Fund or its designee, in good order and in accordance with the terms of this Agreement. The Fund and its agents or designees shall be entitled to rely upon, and shall be fully protected from all liability in acting upon, instructions reasonably believed by them to be from the Company or its designee.

1.6  In the event that the Company shall fail to pay in a timely manner for any purchase order validly received by the Fund or its designee pursuant to this Article 1, the Company shall hold the Fund or its designee harmless from any losses reasonably sustained by the Fund or its designee as the result of acting in reliance on such purchase order. In the event that the Fund or its designee shall fail to pay in a timely manner for any redemption order validly received by the Fund or its designee pursuant to this Article 1, the Fund or its designee shall hold the Company harmless from any losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

1.7  Issuance and transfer of Shares of the Portfolios will be by book entry only. Share certificates will not be issued to the Company or the Account. Shares ordered from the Fund will be recorded in the appropriate title for each Account or the appropriate sub-account of each Account.

1.8  The Fund or its designee shall furnish prompt notice to the Company of any income, dividends or capital gain distribution payable on Shares. The Company hereby elects to receive all such income, dividends and capital gain distributions as are payable on a Portfolio’s Shares in additional Shares of that Portfolio, unless the Fund or its designee is otherwise notified in writing by the Company. The Fund shall notify the Company of the number of Shares so issued as payment of such income, dividends and distributions.

1.9  (a)  The Fund shall use commercially reasonable efforts to make the net asset value per Share for each Portfolio available to the Company on a daily basis after the Close of Trading and by 7:00 p.m. Eastern Time.

(b)  If the Fund provides materially incorrect net asset value information, it shall make an adjustment to the number of Shares purchased or redeemed for any affected Account to reflect the correct net asset value pursuant to the Fund’s policy/policies (collectively, “Fund Policy”). The Company shall make such corresponding adjustments to the Accounts as are necessary to complete the sub-accounting for the adjustment. Fund Policy shall apply in lieu of the indemnification provisions in this Agreement and shall be the limitation of Fund Parties’ liability in connection with a pricing error. Fund Parties shall not be liable for any reprocessing costs or out-of-pocket costs associated with a price correction.

1.10  The Company agrees that it will not take any action to operate an Account as a management investment company under the 1940 Act without the Fund’s and the Underwriter’s prior written consent.

1.11  The Fund agrees that its Shares will be sold only to Participating Insurance Companies and their separate accounts. No Shares of any Portfolio will be sold directly to the general public. The Company agrees that Shares will be used only for the purposes of funding the Contracts and Accounts listed in Schedule A, as amended from time to time.

1.12  The Fund agrees that all Participating Insurance Companies shall have the obligations and responsibilities regarding conflicts of interest corresponding to those contained in Article 4 of this Agreement.

1.13  The Fund reserves the right to reject any purchase orders, including exchanges, for any reason, including if the Fund, in its sole opinion, believes the Company or any of the Company’s Contract Owners is engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio, other than a money market Portfolio (“Market Timing”). In addition, in the event that the Company or any of its Contract Owners are determined by the Fund, in its sole opinion, to be engaged in Market Timing, the Fund may terminate this Agreement, suspend the Company’s trading privileges, cancel any order and/or take other appropriate actions that the Fund, in its sole discretion, may determine. Fund Parties will not be responsible for any losses that the Company, the Account or the Contract Owners may suffer as a result of any of the foregoing actions. In the event a trade is cancelled for any of the reasons listed in this Section 1.13, the Company agrees to be responsible for any loss or liability resulting to the Fund Parties or any of their respective affiliates, including any costs and expenses incurred by any of them, and shall promptly pay any such amount to the Fund or BRIL upon demand therefor. The Company and the Account shall not be entitled to retain any gains generated thereby. The Company agrees to cooperate with the Underwriter and the Fund to monitor for Market Timing by its Contract Owners, to provide such relevant information about Market Timing to the Fund as it may reasonably request, including, but not limited to, such Contract Owner’s identity, and to prevent Market Timing from occurring by or because of Contract Owners. Failure of the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Fund’s rights under this section. Pursuant to Rule 22c-2 of the 1940 Act, on behalf of the Fund, the Underwriter and the Company agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

1.14  (a)  The Company shall notify Fund Parties in the event any overpayment or payment not intended for the recipient in connection with an order (each, an “incorrect payment”) is made to the Company for an Account. If requested by BRIL and pursuant to a plan for collection that is agreed to by BRIL and the Company (each party being under the obligation not to unreasonably withhold its agreement), the Company shall use good faith efforts to collect any portion of the incorrect payment made to an Account or a Contract Owner. Upon receipt of such incorrect payment, the Company shall promptly repay such amount to BRIL or its designee. In the event the Company is still in control of some or all of the incorrect payment, the Company shall promptly repay such amount to BRIL or its designee after the Company becomes aware of such payment.

(b)  In the event any incorrect payment is made to the Fund by the Company, the Fund or its designee shall promptly repay such amount to the Account after the Fund or its designee becomes aware of such payment.

(c)  This Section 1.14 applies to incorrect payments made in connection with this Agreement or any Related Agreement (as defined below).

1.15  The Company shall be responsible for properly signing up to receive electronic transmissions (“Electronic Communications”) from Fund Parties and for notifying Fund Parties of changes to the Company’s contact information for such communications.

1.16  The Company will not transmit orders for purchases of Shares for an Account unless it has first provided the Fund with evidence satisfactory to the Fund regarding backup withholding in the United States in connection with the Account. The Company agrees to provide or cause to be provided to BRIL and the Fund all necessary information for them to comply properly with all federal, state and local tax reporting and backup withholding requirements in connection with the Accounts.

1.17  No conditional orders will be accepted.

ARTICLE 2

Obligations of the Parties

2.1  The Fund shall prepare and be responsible for filing with the SEC and any state securities regulators requiring such filing, all shareholder reports, notices, proxy materials (or similar materials such as voting instruction solicitation materials), Prospectuses of the Fund required to be so filed. The Fund shall bear the costs of registration and qualification of its Shares, preparation and filing of the documents listed in this Section 2.1 and all taxes to which an issuer is subject on the issuance and transfer of its Shares.

2.2  At least annually, the Underwriter or its designee shall provide the Company with a PDF of the current prospectus of the applicable Portfolio(s) suitable for duplication by the Company for distribution to owners of Contracts whose cash values are invested, through the Accounts, in Shares of such Portfolio(s) (referred to in this Article 2 as “Existing Contract Owners”) and to prospective purchasers of Contracts including owners of Contracts whose cash values are not funded by Shares of the Portfolio(s) (collectively, “Prospective Purchasers”). The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing prospectuses for Existing Contract Owners. The Company will bear the costs of printing and distributing prospectuses for Prospective Purchasers.

The Underwriter or its designee shall provide the Company free of charge with copies of any supplement to the current prospectus of the relevant Portfolio(s) in such quantity as the Company shall reasonably request (or a PDF if requested by the Company) for distribution to Existing Contract Owners, where applicable. The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs for printing and distributing supplements for Existing Contract Owners. The Company will bear the costs of printing and distributing supplements for Prospective Purchasers.

If any of these documents are printed in combination with such documents of other fund families (a “Combined Prospectus/Supplement”), the Underwriter or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages in the Combined Prospectus/Supplement that is attributable to the Portfolio(s)’ prospectus(es) or supplement(s); provided, however, that the Underwriter or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

The Company may use such PDF described above to assist with the updating of any of its Contract prospectuses or related materials in order to have the prospectuses of the Portfolios conform to the Company’s Contract prospectuses or related materials, with the costs of such updating, including printing, to be borne by the Company.

For purposes of this Section 2.2 only, references to a Portfolio’s “prospectus” shall exclude the related statement of additional information.

For the avoidance of doubt, the Underwriter will pay the Company for either (a) the Company’s usual, customary and reasonable costs for printing and distributing the Funds’ prospectus for Existing Contract Owners inclusive of Fund supplements or (b) a pro rata portion of the printing and distribution costs based on the number of pages in the Combined Prospectus/Supplement but not both (a) and (b).

2.3  The Underwriter or its designee, at its expense, shall provide a master PDF of the statement of additional information for the Portfolios to the Company (suitable for duplication by the Company at the Company’s expense) for distribution at the Company’s expense to any Existing Contract Owner or Prospective Purchaser.

2.4  The Underwriter or its designee shall provide the Company free of charge copies (or a PDF if requested by the Company), if and to the extent applicable to the Shares, of the Fund’s reports to shareholders and other communications to shareholders not described above in this Article 2 (collectively, “Reports”) in such quantity as the Company shall reasonably request for distribution to Existing Contract Owners. The Underwriter or its designee will pay the Company’s usual, customary and reasonable costs of printing and distributing Reports for Existing Contract Owners.

If a Report is printed in combination with such documents of other fund families (a “Combined Report”), the Underwriter or its designee will pay a pro rata portion of the printing and distribution costs based on the number of pages of the Combined Report that is attributable to the Fund’s Report, provided, however, that the Underwriter or its designee will only pay the costs described above with respect to Existing Contract Owners and will not pay any costs in connection with printing or distributing such materials to Prospective Purchasers.

2.5  The Company will provide the Underwriter or its designee with supporting documentation which is sufficient in the reasonable opinion of the Underwriter or its designee to enable the Underwriter or its designee to verify the printing and distribution costs for which the Company requests reimbursement in respect of Existing Contract Owners. The Company agrees to use its best efforts to minimize any printing and distribution costs.

2.6  The Company shall furnish, or cause to be furnished, to the Fund or its designee, a copy of language that would be used in any prospectus or statement of additional information for the

Contracts in which the name, logos, trademarks or service marks (whether registered or unregistered) of the Fund, any Portfolio, BRIL, BAL or any of their respective affiliates (the “Marks”) are used at least fifteen Business Days prior to the filing of such document with the SEC. The Company shall furnish, or shall cause to be furnished, to the Fund or its designee, each piece of sales literature or other promotional material in which any of the Marks are used (such materials together with Contract prospectuses and statements of additional information, “Company Materials”), at least fifteen Business Days prior to its use. No Company Materials shall be used if any of the Fund Parties reasonably objects to such use within fifteen Business Days after receipt of such material. Notwithstanding the foregoing, the Company need not furnish, or cause to be furnished, to the Fund or its designee (i) materials for internal use only by the Company in connection with performing its obligations under this Agreement or any Related Agreement (as hereinafter defined) or which include the names of the Fund or the Portfolios solely in a list of mutual funds available through the Company or (ii) revisions to Company Materials previously approved by the Fund or its designee (“Updated Company Materials”) unless the Company Materials on which they are based have been materially changed. The Fund or its designee also reserves the right to review Company Materials and Updated Company Materials at any time upon request made by the Fund or its designee to the Company. The Fund or its designee may reasonably object to the continued use of any Company Materials or Updated Company Materials. No Company Materials or Updated Company Materials shall be used if the Fund or its designee so objects.

2.7  At the reasonable request of the Fund or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Fund or its designee copies of the following reports:

(a)   the Company’s annual financial statements, if any;

(b)   the Company’s quarterly statements, if any; and

(c)   any financial statement, proxy statement, notice or report of the Company sent to policyholders.

2.8  Notwithstanding anything to the contrary in this Agreement, the Company shall not give any information or make any representations or statements on behalf of the Fund or Underwriter or concerning the Fund, the Underwriter or BAL in connection with the Contracts other than information or representations contained in and accurately derived from the then-current registration statement or Prospectus for the Shares, reports of the Fund, Fund-sponsored proxy statements, or in then-current sales literature or other promotional material approved by the Fund or Underwriter for public distribution, except with the written permission of the Fund or Underwriter.

2.9  Neither the Fund nor the Underwriter shall give any information or make any representations or statements on behalf of the Company or concerning the Company, the Accounts or the Contracts other than information or representations contained in and accurately derived from the then-current registration statements or then-current Contract prospectuses, except with the written permission of the Company.

2.10  The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states. The Company shall amend the registration statement of the Contracts under the 1933 Act and the registration statement for each Account under the 1940 Act from time to time as required in order to effect the continuous offering of the Contracts or as may otherwise be required by applicable laws and rules and regulations. All applicable laws, rules and regulations including, without limitation, the rules and regulations of any regulatory or self-regulatory authority with jurisdiction over a party are collectively referred to herein as “Applicable Law”. The Company shall register and qualify the Contracts for sale to the extent required by applicable securities laws and insurance laws of the various states.

2.11  The Underwriter or its designee will provide the Company with copies of its proxy materials applicable to the Fund. The Underwriter or its designee shall bear the reasonable costs of soliciting Fund proxies from the Existing Contract Owners, including the reasonable costs of mailing proxy materials and tabulating proxy voting instructions, including reasonable costs charged by any service provider engaged by the Company for this purpose. The Company will (i) distribute proxy materials applicable to the Fund to Existing Contract Owners and (ii) solicit voting instructions from Existing Contract Owners. Solely with respect to Contracts and Accounts that are subject to the 1940 Act, so long as, and to the extent that the SEC interprets the 1940 Act to require pass-through voting privileges for Contract Owners: (a) the Company will provide pass-through voting privileges to Existing Contract Owners and vote the Shares of the Fund in accordance with instructions received from the Existing Contract Owners; (b) the Fund shall require all Participating Insurance Companies to calculate voting privileges in the same manner and the Company shall be responsible for assuring that the Accounts calculate voting privileges in the manner established by the Fund; (c) with respect to each Account, the Company will vote Shares of the Fund held by the Account and for which no timely voting instructions from Existing Contract Owners are received, as well as Shares held by the Account that are owned by the Company for its general accounts, in the same proportion as the Company votes Shares held by the Account for which timely voting instructions are received from Existing Contract Owners; and (d) the Company and its agents will in no way recommend or oppose or interfere with the solicitation of proxies for Fund Shares held by Existing Contract Owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

2.12  (a)  The Company will furnish the Fund or its designee (including, without limitation, any auditors designated by the Fund) with such information in connection with this Agreement and/or any agreement for the provision of administrative services or distribution-related services by the Company for the Fund (the “Related Agreements”) as it may reasonably request (including, without limitation, periodic certifications confirming the Company’s provision of services for the Fund) and will cooperate with the Fund or its designee in connection with the preparation of reports to the Directors concerning this Agreement and/or any Related Agreement and the monies paid or payable pursuant to this Agreement or any Related Agreement, as well as any other reports or filings that may be required by law, including at the request of a regulatory or self-regulatory authority (including, without limitation, the SEC, FINRA and state insurance regulators).

(b)  The Company and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund and/or its designee(s) concerning this Agreement and/or any Related Agreement.

(c)  Each party will maintain and preserve all records as required by law to be maintained and preserved by it in connection with the performance of its obligations under this Agreement and any Related Agreement. Upon the reasonable request of another party, a party will provide copies of such records, including without limitation, historical records relating to the transactions effected pursuant to this Agreement. Without limiting the generality of the foregoing, the Company shall maintain and preserve all records necessary for it to fulfill its obligations under this Agreement or which would enable Fund Parties to substantiate the services provided and fees charged by the Company, compliance with the terms of the Agreement, and the internal controls over services provided by the Company as well as written communications regarding the Fund to or from the Existing Contract Owners and any other records reasonably required by the Fund or its designee. Upon reasonable request, the Company agrees to make these records available to the Fund or its designee.

(d)  From time-to-time, the Fund or its designee may submit a due diligence questionnaire to the Company, and the Company shall complete and return such due diligence questionnaire to the Fund or its designee within a reasonable timeframe and promptly answer follow-up questions.

(e)  The Company shall make available to the Fund and/or its designee(s) all books, records, data and access to operating procedures, employees and agents pertinent to the Company’s performance under this Agreement and/or any Related Agreement. The Fund or its designee(s) will provide the Company with reasonable notice of its intention to conduct such a review.

(f)  Nothing in this Agreement will impose upon the Fund or any of its designees the obligation to review the Company’s practices, procedures or controls.

2.13  (a)  The Company represents and warrants that, to the best of its knowledge, the various procedures and systems which the Company has implemented with regard to safeguarding its records, data, equipment, facilities and other property used in the performance of its obligations hereunder or under the Related Agreements from loss or damage attributable to fire, theft, cyber security threat or any other cause are adequate, and the Company will make such changes therein from time to time as in its reasonable judgment are required for the secure performance of the Company’s obligations hereunder. The parties shall review such systems and procedures on a periodic basis, and Fund Parties may from time to time specify the types of records to be safeguarded in accordance with this Section 2.13, provided that such request is not unreasonable.

(b)  The Company shall maintain a commercially reasonable disaster recovery plan that meets commercially reasonable standards for systems backup and will provide a summary of its then-current plan to BRIL or its designee upon its request.

2.14  With respect to any Account that invests in a Portfolio that is an “acquiring fund,” as such term is defined by Rule 12d1-4 under the 1940 Act, the Company shall provide a certification to the applicable Fund on an annual basis that the Company has determined that the fees and expenses borne by the Account, acquiring fund, and acquired fund(s), in the aggregate, are consistent with the standard set forth in Section 26(f)(2)(A) of the 1940 Act.

ARTICLE 3

Representations; Warranties; Covenants

3.1  The Company represents and warrants that it is and will remain an insurance company duly organized and validly existing in good standing under the laws of the State of Wisconsin, with full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and each Account has been established as a separate account under such law, and the Accounts shall comply in all material respects with Applicable Law.

3.2  The Company represents and warrants that it has registered or, prior to any issuance or sale of the Contracts, will register each Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a separate account for the Contracts. The Company further represents and warrants that the Contracts will be registered under the 1933 Act prior to any issuance or sale of the Contracts, and the Contracts will be issued in compliance in all material respects with Applicable Law.

3.3  The Company represents and warrants that (i) the Contracts are currently and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Company shall make every effort to maintain such treatment and shall notify the Fund and the Underwriter immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

3.4  The Company represents and warrants that it will have the full right, power and authority to effect transactions on behalf of the Accounts and that all orders submitted by it to the Fund on behalf of the Accounts will be made to cover instructions already received from the Contract Owners to fund the Contracts.

3.5  (a)  The Company shall comply with Applicable Law (including, but not limited to, any disclosure regarding fees or other compensation paid to the Company pursuant to this Agreement or any Related Agreement). The Company shall have policies and procedures which the Company reasonably believes to be appropriate and sufficient with regard to the handling of orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with the requirements of this Section 3.5 as applicable and effective. Subject to legal restrictions, the Company will, upon request, promptly provide to Fund Parties evidence of those policies and procedures and the Company’s compliance therewith. The Company will, upon request, annually certify to compliance with Applicable Law. The Company acknowledges and agrees that Fund Parties are not responsible for the Company’s compliance with Applicable Law and have no responsibility for determining whether the Fund Shares are suitable for the Accounts or Contract Owners.

(b)  Without limiting the generality of Section 3.5(a) above, the Company has adopted, implemented and shall maintain and comply with a reasonable risk-based program to comply with all applicable economic, trade and financial sanctions laws, resolutions, executive orders and regulations enacted by the United States (including as administered and/or enforced by the Office of Foreign Assets Control), and other applicable jurisdictions (collectively, “Sanctions Laws”). The Company shall maintain and comply with policies, procedures and controls that are reasonably designed to ensure (i) compliance with Sanctions Laws and limit the risk of transactions that could be regarded as circumventing Sanctions Laws and (ii) that it, the Accounts, the Contract Owners and, to the extent required by law, its and their owners and controllers (x) are not in violation of any Sanctions Laws or on any list of prohibited individuals or entities enacted under Sanctions Laws (collectively, “Sanctions Lists”) and (y) are not located, organized or doing business in a country or territory that is, or whose government is, the target of embargo or countrywide sanctions under Sanctions Laws. The Company agrees that it will take reasonable steps to ensure that Account and Contract Owner funds shall not be directly or indirectly derived from, invested for the benefit of or related in any way to, persons, entities or countries that are subject to any country embargoes, in violation of Sanctions Laws or on Sanctions Lists. The Company will promptly inform BRIL in writing if with respect to the transactions in the shares or the Company’s services, the

Company becomes aware of any violations of Sanctions Laws by itself or any of the Accounts or Contract Owners or to the extent required by Applicable Law, any of their owners or controllers or if it or any of the Accounts or Contract Owners or any of their owners or controllers are the target of embargo or identified on any Sanctions Lists or if the Company is otherwise unable to comply with its obligations under this Section 3.5(b).

(c)  Without limiting the generality of Section 3.5(a) above, the Company has adopted, implemented and shall maintain and comply with an anti-money laundering program to comply with (i) all applicable United States laws and regulations relating to anti-money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and SEC and FINRA rules and regulations and (ii) all applicable laws and regulations relating to anti-money laundering from other applicable jurisdictions (collectively, “AML Laws”). The Company shall maintain and comply with written policies, procedures and controls reasonably designed to detect, prevent and report money laundering or other suspicious activity and prohibit dealings with shell banks. The Company shall have a written customer identification program that complies with AML Laws, including the FinCEN CDD rule (31 CFR Parts 1010, 1020, 1023, 1024 and 1026) which outlines requirements to identify and verify the identity of beneficial owners. In addition, the Company shall have a designated anti-money laundering compliance officer, and the Company shall provide anti-money laundering training to its staff on an annual basis. Finally, the Company’s anti-money laundering program shall provide for an independent audit of its anti-money laundering program on an annual basis. The Company will promptly inform BRIL in writing, to the extent not prohibited by Applicable Law, if the Company becomes aware of any violations of AML Laws by it or any Account or Contract Owner with respect to the Company’s services or transactions in Shares or if the Company is otherwise unable to comply with its obligations under this Section 3.5(c).

(d)  The Company shall provide BRIL with such information as it may reasonably request, including, but not limited to, the filling out of questionnaires, attestations and other documents, to enable Fund Parties to fulfill their obligations under Sanctions Laws and AML Laws (including maintaining records for at least five years).

(e)  The Company represents and warrants that it is aware of Sanctions Laws, and it has not violated and shall not violate any Sanctions Laws.

3.6  The Company agrees to notify BRIL immediately in the event of its expulsion or suspension from any regulatory or self-regulatory authority with jurisdiction over it or of any pending action or proceeding by any regulatory or self-regulatory authority bearing on its membership. The Company agrees to promptly advise BRIL if it receives notice of any of the following: (1) any investor complaint, litigation initiated or threatened, or communication by a regulatory or self-regulatory authority which relates to the Fund or to a transaction in shares by it or (2) any examination by any regulatory or self-regulatory authority that has resulted in a material compliance deficiency which relates to the Fund, and the Company agrees to promptly provide BRIL with such information and documentation thereon as BRIL may request.

3.7  The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund shall bear no responsibility to the Company for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current Prospectus are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall inform the Fund of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts’ investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances.

3.8  The Company represents and warrants that (i) each Account is a “segregated asset account” and that interests in each Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817 of the Code and the regulations thereunder, and (ii) the Company will use its best efforts to continue to meet such definitional requirements, and it will notify the Fund immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

3.9  The Company represents and warrants that all of its directors, officers, employees, investment advisers, and other individuals/entities dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than $5 million. The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

3.10  The Company represents and warrants that with respect to the purchase, redemption or exchange of Shares for Contract Owners’ accounts with respect to which the Company or any of its affiliates is a fiduciary under State or federal trust law or comparable fiduciary requirements, or, in the case of any such accounts which are subject to the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or Section 4975 of the Code and the Company or any of its affiliates is a fiduciary or party in interest with respect thereto, the purchase, redemption or exchange of such Shares, and the Company’s receipt of any fees, is permissible under all such applicable laws, including ERISA, and complies with any restrictions, limitations or procedures under such laws.

3.11  The Company will promptly notify Fund Parties if for any reason it is unable to perform fully and promptly any of its obligations under this Agreement or any of the Related Agreements or if any of its representations, warranties or covenants become untrue; provided, however, that such notice shall not excuse any non-performance by it.

3.12  The Fund represents and warrants that it is and will remain duly organized and validly existing under the laws of the State of Maryland.

3.13  The Fund represents and warrants that the Fund Shares offered and sold pursuant to this Agreement will be registered under the 1933 Act, and the Fund is registered under the 1940 Act. The Fund shall amend its registration statement under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares. If the Fund determines that notice filings are appropriate, the Fund shall use its best efforts to make such notice filings in accordance with the laws of such jurisdictions reasonably requested by the Company.

3.14  The Fund has adopted a Distribution Plan (the “Plan”) with regard to the Class II and Class III shares of each Portfolio, pursuant to Rule 12b-1 under the 1940 Act. The Plan permits the Underwriter to pay to each Participating Insurance Company that enters into an agreement with the Underwriter to provide distribution-related services to contract owners, a fee, at the end of each month, of equal to 0.15% of the average daily net asset value of the Class II shares and equal to 0.25% of the average daily net asset value of Class III shares of each Portfolio held by such Participating Insurance Company. The Company agrees to waive the payment of any such distribution fee unless and until Underwriter has received such fees from the Fund.

3.15  The Fund represents that it will comply and maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5 of the regulations under the Code. The Fund will notify the Company promptly upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. In the event of a breach of this Section 3.15 by the Fund, it will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Section 1.817-5 of the regulations under the Code.

3.16  The Fund represents and warrants that each Portfolio is currently qualified as a regulated investment company (“RIC”) under Subchapter M of the Code and represents that it will use its best efforts to qualify and to maintain qualification of each Portfolio as a RIC. The Fund will notify the Company promptly in writing upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.

3.17  Each party represents and warrants to the other parties that the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement.

3.18  Each party represents and warrants that the execution, performance and delivery of this Agreement by it will not result in it violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations.

3.19  Each party covenants that this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or law.

3.20  Nothing contained in this Agreement is intended to operate as, and the provisions of this Agreement shall not in any way whatsoever constitute, a waiver by the Company of compliance with any applicable provision of the 1933 Act or of the rules and regulations of the SEC issued thereunder.

3.21  The representations, warranties and covenants in this Article 3 shall be deemed to be made during the term of this Agreement and for so long as is required by the survival clause of this Agreement.

ARTICLE 4

Potential Conflicts

4.1  The parties acknowledge that the Fund’s Shares may be made available for investment to other Participating Insurance Companies. In such event, the Directors of the Fund will monitor the Fund for the existence of any material irreconcilable conflict between the interests of the contract owners of all Participating Insurance Companies. A material irreconcilable conflict may arise for a variety of reasons, including: (a) an action by any state insurance regulatory authority; (b) a change in applicable federal or state insurance, tax, or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax, or securities regulatory authorities; (c) an administrative or judicial decision in any relevant proceeding; (d) the manner in which the investments of any Portfolio are being managed; (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract owners; or (f) a decision by a Participating Insurance Company to disregard the voting instructions of contract owners. The Directors shall promptly inform the Company in writing if they determine that an irreconcilable material conflict exists and the implications thereof.

4.2  The Company agrees to promptly report any potential or existing conflicts of which it is aware to the Directors. The Company will assist the Directors in carrying out their responsibilities under the Mixed and Shared Funding Order by providing the Directors with all information reasonably necessary for them to consider any issues raised including, but not limited to, information as to a decision by the Company to disregard Contract Owner voting instructions.

4.3  If it is determined by a majority of the Directors, or a majority of the Directors who are not affiliated with BAL or the Underwriter (the “Disinterested Directors”), that a material irreconcilable conflict exists that affects the interests of Contract Owners, the Company shall, in cooperation with other Participating Insurance Companies whose contract owners are also affected, at its expense and to the extent reasonably practicable (as determined by the Directors) take whatever steps are necessary to remedy or eliminate the irreconcilable material conflict, which steps could include: (a) withdrawing the assets allocable to some or all of the Accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including (but not limited to) another Portfolio of the Fund, or submitting the question of whether or not such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity contract owners, life insurance contract owners, or variable contract owners of one or more Participating Insurance Companies) that votes in favor of such segregation, or offering to the affected Contract Owners the option of making such a change; and (b) establishing a new registered management investment company or managed separate account.

4.4  If a material irreconcilable conflict arises because of a decision by the Company to disregard Contract Owner voting instructions and that decision represents a minority position or would preclude a majority vote, the Company may be required, at the Fund’s election, to withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Any such withdrawal and termination must take place within 30 days after the Fund gives written notice that this provision is being implemented, subject to Applicable Law but in any event consistent with the terms of the Mixed and Shared Funding Order. Until the end of such 30-day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.5  If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to the Company conflicts with the majority of other state regulators,

then the Company will withdraw the affected Account’s investment in the Fund and terminate this Agreement with respect to such Account within 30 days after the Fund informs the Company in writing that it has determined that such decision has created an irreconcilable material conflict; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as determined by a majority of the Disinterested Directors. Until the end of such 30-day period, the Fund shall continue to accept and implement orders by the Company for the purchase and redemption of Shares.

4.6  For purposes of Sections 4.3 through 4.6 of this Agreement, a majority of the Disinterested Directors shall determine whether any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Company be required to establish a new funding medium for the Contracts if an offer to do so has been declined by vote of a majority of Contract Owners materially adversely affected by the irreconcilable material conflict. In the event that the Directors determine that any proposed action does not adequately remedy any irreconcilable material conflict, then the Company will withdraw the Account’s investment in the Fund and terminate this Agreement within 30 days after the Directors inform the Company in writing of the foregoing determination; provided, however, that such withdrawal and termination shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

4.7  Upon request, the Company shall submit to the Directors such reports, materials or data as the Directors may reasonably request so that the Directors may fully carry out the duties imposed upon them by the Mixed and Shared Funding Order, and said reports, materials and data shall be submitted more frequently if deemed appropriate by the Directors.

4.8  If and to the extent that (a) Rule 6e-2 and Rule 6e-3 (T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the application for the Mixed and Shared Funding Order) on terms and conditions materially different from those contained in the application for the Mixed and Shared Funding Order, or (b) the Mixed and Shared Funding Order is granted on terms and conditions that differ from those set forth in this Article 4, then the Fund and/or the Participating Insurance Companies, as appropriate, shall take such steps as may be necessary (a) to comply with Rules 6e-2 and 6e-3 (T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable, or (b) to conform this Article 4 to the terms and conditions contained in the Mixed and Shared Funding Order, as the case may be.

ARTICLE 5

Indemnification

5.1  The Company agrees to indemnify and hold harmless the Fund Parties, and each of their respective Directors, officers, employees and agents and each person, if any, who controls a Fund Party within the meaning of Section 15 of the 1933 Act (collectively the “Indemnified Parties” for purposes of this Section 5.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) and expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or common law or otherwise, to the extent that such Losses:

(a)  arise out of or are based upon any untrue statements of any material fact contained in the registration statement, prospectus(es) or statements of additional information (as amended or supplemented) for the Contracts or in the Contracts themselves or in sales literature or other promotional material generated or approved by the Company on behalf of the Contracts or Accounts (or any amendment or supplement to any of the foregoing) (collectively, “Company Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and was accurately derived from written information furnished to the Company by or on behalf of the Fund or Underwriter for use in such Company Documents or otherwise for use at such time in connection with the sale of the Contracts or Shares unless the Company has failed to update the Company Documents to conform to then-current Fund Documents or other then-current written materials provided to the Company by the Fund Parties for use in connection with the sale of the Contracts or Shares if such failure would be likely to have an impact on a Contract Owner’s investment decision; or

(b)  arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from then-current Fund Documents as defined in Section 5.2(a) not supplied by the Company or persons under its control or other then-current written material furnished to the Company by or on behalf of Fund Parties for use in connection with the sale of the Contracts or Shares), or wrongful conduct, of the Company or persons under its control, with respect to the sale or acquisition of the Contracts or Shares; or

(c)  arise out of or result from any untrue statement of a material fact contained in Fund Documents as defined in Section 5.2(a) or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in such Fund; or

(d)  arise out of or result from any failure by the Company to provide the services or furnish the materials required under the terms of this Agreement or any Related Agreement; or

(e)  arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Company; or

(f)  arise out of or result from any bad faith, negligence or willful misconduct in the performance of the Company’s services or other obligations under this Agreement or any Related Agreement; or

(g)  arise out of or result from any violation of Applicable Law in any material respect by the Company in connection with the performance of its services or other obligations under this Agreement or any Related Agreement.

This indemnity provision is in addition to any other liability that the Company may otherwise have to the Indemnified Parties.

5.2  The Underwriter and the Fund agree severally to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 5.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Fund Parties) and expenses (including the reasonable costs of investigating or defending any loss, claim, damage liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, to the extent that such Losses:

(a)  arise out of or are based upon any untrue statements of any material fact contained in the registration statement or Prospectus for the Fund (as amended or supplemented) (collectively, “Fund Documents” for the purposes of this Article 5), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this indemnity shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and was accurately derived from written information furnished to the Fund Parties by or on behalf of the Company for use in such Fund Documents or otherwise at such time for use in connection with the sale of the Contracts or Shares; or

(b)  arise out of or result from statements or representations (other than statements or representations contained in and accurately derived from then-current Company Documents not supplied by Fund Parties or persons under their control or other then-current written material furnished to the Fund Parties by or on behalf of the Company for use in connection with the sale of the Contracts or Shares), or wrongful conduct, of a Fund Party or persons under its respective control, with respect to the sale or acquisition of the Contracts or Shares; or

(c)  arise out of or result from any untrue statement of a material fact contained in Company Documents or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon and accurately derived from written information furnished to the Company by or on behalf of the Fund Parties for use in such Company Documents or otherwise at such time in connection with the sale of the Contracts or Shares (provided that the Company has not failed to update the Company Documents to conform to then-current Fund Documents or other then-current written materials provided to the Company by the Fund Parties for use in connection with the sale of the Contracts or Shares if such failure would be likely to have an impact on a Contract Owner’s investment decision); or

(d)  arise out of or result from any material breach of any representation and/or warranty made by the Underwriter or the Fund in this Agreement or any Related Agreement or arise out of or result from any other material breach of this Agreement or any Related Agreement by the Underwriter or the Fund; or

(e)  arise out of or result from any bad faith, gross negligence or willful misconduct by a Fund Party in the performance of its obligations under this Agreement or any Related Agreement; or

(f)  arise out of or result from any violation of Applicable Law in any material respect by a Fund Party in connection with the performance of its obligations under this Agreement or any Related Agreement.

This indemnity provision is in addition to any other liability that the Underwriter may otherwise have to the Indemnified Parties.

5.3  The Company shall not be liable under the indemnification provisions of Section 5.1 with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s bad faith, gross negligence or willful misconduct in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

Neither the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.2 with respect to any Losses incurred or assessed against any Indemnified Party to the extent such Losses arise out of or result from such Indemnified Party’s bad faith, negligence or willful misconduct in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of obligations or duties under this Agreement.

5.4  Neither the Company, the Underwriter nor the Fund shall be liable under the indemnification provisions of Section 5.1 or 5.2, as applicable, with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the other parties in writing within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim shall have been served upon or otherwise received by such Indemnified Party (or after such Indemnified Party shall have received notice of service upon or other notification to any designated agent), but failure to notify the party against whom indemnification is sought of any such claim shall not relieve that party from any liability which it may have to the Indemnified Party in the absence of Sections 5.1 and 5.2.

5.5  In case any such action is brought against the Indemnified Parties, the indemnifying party shall be entitled to participate, at its own expense, in the defense of such action. The indemnifying party also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in such action. After notice from the indemnifying party to the Indemnified Party of an election to assume such defense, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying party will not be liable to the Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

5.6  Except with the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, the indemnified party shall not settle any claim or make any compromise in any proceeding. In addition, the indemnifying party shall not, without the prior written consent of the Indemnified Parties, which consent shall not be unreasonably withheld or delayed, settle or compromise the liability of the Indemnified Parties unless (i) such settlement or compromise includes an unconditional release of the Indemnified Party from all liability and claims that are the subject matter of such proceeding, (ii) does not require any action or contribution by the Indemnified Party, and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of the Indemnified Party. In such circumstances, the indemnifying party must provide reasonable notice to the Indemnified Party of any such settlement prior to its execution.

ARTICLE 6

Confidentiality; Privacy

6.1  “Confidential Information” is defined as: information that a disclosing party reasonably considers non-public, confidential or proprietary in nature, including a formula, pattern, compilation, program, device, method or process that derives independent economic value (actual or potential) from not being generally known to or readily ascertainable through appropriate means by other persons who might obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its confidentiality. Except as expressly permitted by this Agreement, each party hereto will: (i) keep and maintain all Confidential Information of the other party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure and (ii) not, directly or indirectly, disclose any Confidential Information of the other party to any third party, except with the other party’s prior written consent.

6.2  Prior to disclosure of any of its Confidential Information to the other party, a party shall comply with all legal, regulatory or other notice and/or consent requirements permitting the disclosure of Confidential Information by it to the other party and the processing/use of such Confidential Information by the other party and its Recipients (as defined below) in accordance with this Agreement.

6.3  Each party will be permitted to use, reproduce and create derivative works of the other party’s Confidential Information and disclose such Confidential Information (and any derivative works thereof) to its employees, legal counsel, auditors, affiliates, agents, vendors and other third parties (collectively, “Recipients”) having a need to know such information in connection with or related to this Agreement. In addition, any party may disclose the other’s Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must (where legally permitted to do so) promptly notify the other party of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other party a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other party in any efforts it makes to prevent the disclosure of the Confidential Information. Without limiting the generality of the foregoing and despite any contrary provision in this Agreement, Fund Parties will be permitted to disclose trade data and other information to Recipients for sales reporting, business analytics, distribution strategy, product development, research, analysis, trade attribution, scrubbing, processing, customer relationship management, regulatory and/or other similar purposes.

6.4  Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other party, (ii) is rightfully in the possession of the other party before disclosure by the first party, (iii) is independently developed by the other party without reliance on the Confidential Information, or (iv) is received by the other party in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure. Each party acknowledges that the disclosure of the other’s Confidential Information may cause irreparable injury to the other party and damages which may be difficult to ascertain. Therefore, each party will be entitled to seek injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement. Each party hereto shall notify the other party promptly (unless not legally permitted to do so) upon discovery of unauthorized use or disclosure of Confidential Information, and reasonably cooperate with the owner of the Confidential Information to help the owner of the Confidential Information regain possession of the Confidential Information and prevent its further unauthorized use and disclosure.

6.5  For purposes of this Article 6, Fund Parties shall be considered to be a “party,” and the Company shall be considered a “party”.

6.6  Each party has adopted policies and practices in compliance with Applicable Law regarding privacy of customer information, including, if applicable, the protection of non-public personal information pursuant to the Gramm-Leach-Bliley Act of 1999, SEC Regulation S-P, appropriate banking regulations and/or the Massachusetts Standards for the Protection of Personal Information. These policies and practices are designed to comply with applicable data security regulations in all material respects, including, but not limited to, the obligation to provide appropriate administrative, technical and physical safeguards reasonably designed to (i) provide for the security and confidentiality of customer records and information; (ii) protect against any anticipated threats or hazards to the security or integrity of customer records and information; and (iii) protect against unauthorized access to or use of customer records or information that could result in substantial harm or inconvenience to any customer.

ARTICLE 7

Termination

7.1  This Agreement may be terminated by any party for any reason by sixty (60) days’ advance written notice to the other parties or upon such shorter notice as is required by Applicable Law, order, or instruction by a court of competent jurisdiction or a regulatory or self-regulatory authority with jurisdiction over any party.

7.2  This Agreement may be terminated immediately upon written notice to the other parties at the option of either the Underwriter or the Fund upon institution of formal proceedings against the Company by FINRA, the SEC, the insurance commission of any state or any other regulatory authority regarding the Company’s duties under this Agreement or any Related Agreement or related to the sale of the Contracts, the operation of the Account(s), the administration of the Contracts or the purchase of the Shares, or an expected or anticipated ruling, judgment or outcome which would, in the Fund’s or the Underwriter’s respective reasonable judgment, materially impair the Company’s ability to meet and perform the Company’s obligations and duties hereunder.

7.3  This Agreement may be terminated immediately upon written notice to the other parties at the option of the Fund or the Underwriter if the Internal Revenue Service determines that the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund or Underwriter reasonably believes that the Contracts may fail to so qualify or if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any Applicable Law.

7.4  This Agreement may be terminated immediately upon written notice to the other parties by the Fund or the Underwriter, at either’s option, if either the Fund or the Underwriter shall determine, in its sole judgment exercised in good faith, that either (A) the Company shall have suffered a material adverse change in its business or financial condition, (B) the Company shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Underwriter, (C) the Company shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach continued unremedied for thirty (30) days after receipt by the Company of notice in writing from the Fund or Underwriter of such breach, (D) the Company shall have violated Applicable Law in a material respect, including, without limitation, any AML Laws or Sanctions Laws, or is unable to comply with the compliance obligations set forth in this Agreement regarding anti-money laundering or sanctions or (E) the Company or any of the Contract Owners have engaged in Market Timing.

7.5  This Agreement may be terminated immediately upon written notice to the other parties at the option of the Company if (A) the Internal Revenue Service determines that any Portfolio fails to qualify as a RIC under the Code or fails to comply with the diversification requirements of Section 817(h) of the Code and the Fund, upon written request fails to provide reasonable assurance that it will take action to cure such failure, or (B) the Company shall determine, in its sole judgment exercised in good faith, that either (1) the Fund or the Underwriter shall have been the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company, or (2) the Fund or Underwriter shall have breached any obligation under this Agreement or any Related Agreement in a material respect and such breach continued unremedied for thirty (30) days after receipt of notice in writing to the Fund or the Underwriter from the Company of such breach.

7.6  This Agreement may be terminated by any party immediately upon written notice to the other parties if (A) another party attempts to assign this Agreement in contravention of the terms hereof, (B) another party files a petition for bankruptcy, a trustee or receiver is appointed for any party or its assets under federal bankruptcy laws, or an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against any party, or (C) with respect to a particular Portfolio, Shares of the Portfolio are not registered, issued or sold in conformity with federal or State law or such law precludes the use of Shares of the Portfolio as an underlying investment medium for the Accounts.

7.7  Notwithstanding any termination of this Agreement, the Fund and the Underwriter may continue to make available additional Shares of the Fund pursuant to the terms and conditions of this Agreement, for all existing Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”). Specifically, without limitation, if the Fund and Underwriter so agree to make additional Shares available, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to this Article 7, the Fund and the Underwriter shall promptly notify the Company in writing whether the Underwriter and the Fund will continue to make Shares available to Existing Contracts after such termination; if the Underwriter and the Fund continue to make Shares so available, the provisions of this Agreement shall remain in effect except for Section 7.1 and thereafter either the Fund, Underwriter or the Company may terminate the Agreement as so continued pursuant to this Section 7.7 upon prior written notice to the other parties, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

7.8  The provisions of Section 2.12, Section 3.5(d), this Section 7.8, Articles 5 (Indemnification), 6 (Confidentiality; Privacy), 8 (Notices) and 9 (Miscellaneous), and Section 10 of Schedule C shall survive the termination of this Agreement; Section 7.7 shall survive the termination of the Agreement if the Fund and the Underwriter elect to continue to make available additional Shares of the Portfolios as specified therein; the provisions of Articles 1 (Sale of Fund Shares) (to the extent that they apply to redemptions or exchanges), 2 (Obligations of the Parties), 3 (Representations; Warranties and Covenants) (to the extent not explicitly referred to in this Section 7.8) and 4 (Potential Conflicts) shall survive the termination of this Agreement as long as Shares of the Fund are held on behalf of Contract Owners.

ARTICLE 8

Notices

Unless otherwise specified in this Agreement, all notices shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of delivery); (b) when delivered if sent by a nationally recognized overnight courier (with written or electronic confirmation of delivery); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Notices must be sent to the respective parties at the address(es) indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Article 8).

To the Fund: c/o BlackRock Advisors, LLC Attn: Ariana Brown, Director Bus Ops-GAAPS-Global FDP Services-FD Agreements 50 Hudson Yards New York, NY 10001	With a copy to: BlackRock, Inc. Attn: General Counsel 50 Hudson Yards New York, NY 10001

To BRIL: BlackRock Investments, LLC Attn: Anne Ackerley Managing Director, Retirement Management 50 Hudson Yards New York, NY 10001	With a copy to: BlackRock Investments, LLC Attn: Chief Compliance Officer 50 Hudson Yards New York, NY 10001

To the Company:	With a copy to:

The Northwestern Mutual Life Insurance Company Attn: Kenyon Klaisner 720 E. Wisconsin Avenue Milwaukee, WI 53202	The Northwestern Mutual Life Insurance Company Attn: Law Department 720 E. Wisconsin Avenue Milwaukee, WI 53202

Notwithstanding the foregoing, notices which are customarily sent by Fund Parties by electronic transmission such as emails or facsimiles (e.g., back office communications) (“Electronic Communications”) may be sent by Fund Parties in that manner and shall be effective when sent.

ARTICLE 9

Miscellaneous

9.1  The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.2  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.3  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect insofar as the foregoing can be accomplished without materially affecting the benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

9.4  This Agreement, including the attached schedules, shall be interpreted, construed, and enforced in accordance with the laws of the State of New York, without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of New York, and shall, to the extent applicable, be subject to the provisions of the 1933, 1934, and 1940 Acts, and the rules, regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant and the terms hereof shall be interpreted and construed in accordance therewith.

9.5  The parties to this Agreement acknowledge and agree that the Fund is a Maryland corporation, and that all liabilities of the Fund arising, directly or indirectly, under this Agreement or any Related Agreement, of any and every nature whatsoever, shall be satisfied solely out of the assets of the relevant Portfolio(s) of the Fund and that no Director, officer, agent or holder of Shares of the Fund shall be personally liable for any such liabilities.

9.6  Each party shall reasonably cooperate with each other party and all appropriate regulatory and self-regulatory authorities (including without limitation the SEC, FINRA and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

9.7  The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, to which the parties hereto are entitled under Applicable Law.

9.8  The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

9.9  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by a party without the written consent of the other parties. Any attempted assignment in violation of this Section 9.9 shall be null and void.

9.10  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by all parties.

9.11  This Agreement, including all attachments hereto, and any Related Agreement, including the attachments thereto, constitute the entire agreement between the parties with respect to the subject matter contained herein, and supersedes all prior or contemporaneous understandings and agreements, both written and oral, express or implied, with respect to such subject matter.

9.12  Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, remedy, liability, or reimbursement or other right. Rather, this Agreement is intended to be for the sole and exclusive benefit of the parties hereto.

9.13  If a party utilizes a designee or other agent in connection with this Agreement or any Related Agreement, it shall be liable for the acts/omissions of that person or entity to the same extent as if it itself had acted or failed to act.

9.14  THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.15  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL THE COMPANY, FUND PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHERS OR TO ANY THIRD PARTY FOR SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, BUSINESS INTERRUPTION, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY AND LOST PROFITS, WHETHER ARISING OUT OF OR RESULTING FROM BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.16  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

9.17  Except as otherwise provided herein, all services performed hereunder by the Company shall be as an independent contractor and not as an employee or agent of BAL, BRIL or the Fund. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among the Company, BAL, BRIL and the Fund.

9.18  No party shall be liable for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control and occurring without fault or negligence of such party, including, without limitation, war or act of war, government restriction, terrorism, insurrection, riot or civil commotion, act of public enemy, flood, act of God, and/or any other cause beyond the reasonable control and occurring without fault or negligence of the party whose performance is affected. As a condition to the claim of non-liability, (i) the party experiencing the difficulty shall give the others prompt written notice, with full details following the occurrence of the cause relied upon, including a description of the occurrence and its expected duration, and, where reasonably practicable, continue to furnish regular reports with respect thereto during the period of such force majeure; (ii) the delay in performance or failure to perform shall be of no greater scope and of no longer duration than is required by the force majeure; and (iii) the non-performing party shall use all reasonable efforts to remedy its inability to perform as quickly as possible. Notwithstanding the foregoing, force majeure will not include an event which a party should reasonably be able to prevent or overcome by the exercise of due diligence, including, but not limited to, by the implementation or exercise of a commercially reasonable disaster recovery plan.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fund Participation Agreement as of the Effective Date.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By:	/s/ Jennifer McGovern

Name:	Jennifer McGovern

Title:	Managing Director

Date Executed: 4/13/2025

BLACKROCK VARIABLE SERIES FUNDS II, INC.

By:	/s/ Jennifer McGovern

Name:	Jennifer McGovern

Title:	Managing Director

Date Executed: 4/13/2025

BLACKROCK INVESTMENTS, LLC

By:	/s/ Ariana Brown

Name:	Ariana Brown

Title:	Director

Date Executed: 4/22/2025

The Northwestern Mutual Life Insurance Company

By:	/s/ Rosanne Kropp

Name:	Rosanne Kropp

Title:	Vice President

Date Executed: 4/22/2025

Schedule A

Separate Accounts of the Company participating in Portfolios of BlackRock Variable Series Funds, Inc.

and/or BlackRock Variable Series Funds II, Inc.

NML Variable Annuity Account A

NML Variable Annuity Account B

NML Variable Annuity Account C of Northwestern Mutual Life Ins. Co.

Northwestern Mutual Variable Life Account

Northwestern Mutual Variable Life Account II

Schedule B

Portfolios and Share Classes of each Fund now or in the future offered to Separate Accounts of the Company, including, but not limited to:

BlackRock Variable Series Funds, Inc.

Portfolio Name	Class	CUSIP	Ticker

Equity Portfolios
BlackRock Advantage Large Cap Core V.I. Fund	I	09253L611	LGCCI
BlackRock Advantage Large Cap Core V.I. Fund	II	09253L595	LGCII
BlackRock Advantage Large Cap Core V.I. Fund	III	09253L587	LCIII
BlackRock Advantage Large Cap Value V.I. Fund	I	09253L546	LCATT
BlackRock Advantage Large Cap Value V.I. Fund	II	09253L538	LCBTT
BlackRock Advantage Large Cap Value V.I. Fund	III	09253L520	LVIII
BlackRock Advantage SMID Cap V.I. Fund	I	09253L470	SMCPI
BlackRock Advantage SMID Cap V.I. Fund	II	09253L462	SMCII
BlackRock Advantage SMID Cap V.I. Fund	III	09253L454	SCIII
BlackRock Basic Value V.I. Fund	I	09253L405	BAVLI
BlackRock Basic Value V.I. Fund	II	09253L504	BAVII
BlackRock Basic Value V.I. Fund	III	09253L603	BVIII
BlackRock Capital Appreciation V.I. Fund	I	09253L843	FDGRI
BlackRock Capital Appreciation V.I. Fund	III	09253L827	FGIII
BlackRock Equity Dividend V.I. Fund	I	09253L512	UTTLI
BlackRock Equity Dividend V.I. Fund	III	09253L488	UTIII
BlackRock Global Allocation V.I. Fund	I	09253L777	GLALI
BlackRock Global Allocation V.I. Fund	II	09253L769	GLAII
BlackRock Global Allocation V.I. Fund	III	09253L751	GAIII
BlackRock International V.I. Fund	I	09253L645	IVVVI
BlackRock 60/40 Target Allocation ETF V.I. Fund	I	09253L371	BVDAX
BlackRock 60/40 Target Allocation ETF V.I. Fund	III	09253L363	BDAVX
BlackRock Large Cap Focus Growth V.I. Fund	I	09253L579	LGGGI
BlackRock Large Cap Focus Growth V.I. Fund	III	09253L553	LGIII
BlackRock Managed Volatility V.I. Fund	I	09253L108	AMBLI
BlackRock Managed Volatility V.I. Fund	III	09253L306	ABIII

Index Funds
BlackRock International Index V.I. Fund	I	09253L355	BIIVX
BlackRock International Index V.I. Fund	III	09253L322	BIIYX
BlackRock S&P 500 Index V.I. Fund	I	09253L678	IDXVI
BlackRock S&P 500 Index V.I. Fund	II	09253L660	IXVII
BlackRock S&P 500 Index V.I. Fund	III	09253L652	IVIII
BlackRock Small Cap Index V.I. Fund	I	09253L348	BSIVX
BlackRock Small Cap Index V.I. Fund	III	09253L330	BSIYX

BlackRock Variable Series Funds II, Inc.

Portfolio Name	Class	CUSIP	Ticker

Fixed Income Portfolios
BlackRock High Yield V.I. Fund	I	09258X107	HICUI
BlackRock High Yield V.I. Fund	III	09258X206	HCIII
BlackRock Total Return V.I. Fund	I	09258X305	CRBDI
BlackRock Total Return V.I. Fund	III	09258X404	CBIII
BlackRock U.S. Government Bond V.I. Fund	I	09258X503	GVBDI
BlackRock U.S. Government Bond V.I. Fund	III	09258X602	GBIII

Schedule C

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC and its successors, assigns and designees (“BRIL”) and the Intermediary.

For Schedule C, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

The term “Business Day” shall have the meaning ascribed to it in the Fund Participation Agreement.

The term “Intermediary” shall mean Northwestern Mutual Investment Services, LLC, which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and for which BRIL acts as distributor and includes (i) an investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1

The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved

1 As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

BRIL and the Intermediary hereby agree as follows:

Shareholder Information

1. Agreement to Provide Information. Intermediary agrees to provide to the Fund or its designee, upon written request of BRIL or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract Owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request. The Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2. Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Requests for transaction information shall be made no more frequently than monthly, except as BRIL or the Fund deem necessary to investigate compliance with the policies established and utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

3. Form and Timing of Response. (a) Intermediary agrees to provide promptly, but in any event not later than ten (10) Business Days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) Business Days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, but in any event not later than ten (10) Business Days after receipt of a request, shall either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary.

4. Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary.

5. Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract Owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

6. Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) Business Days after receipt of the instructions by the Intermediary.

7. Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) Business Days after the instructions have been executed.

8. Redemptions. The Company agrees to collect from any Contract Owner redeeming or exchanging Fund Shares subject to a redemption fee such redemption fee in accordance with the terms and conditions of the Fund’s Prospectus and shall promptly (and in accordance with any agreed-upon arrangements with BRIL or the Fund) remit such redemption fee to BRIL for the account of the Fund. This Section 8 is not applicable to money market Funds.

9. Construction of the Schedule; Fund Participation Agreement. This Schedule C supplements the Fund Participation Agreement. To the extent the terms of this Schedule C conflict with the terms of the Fund Participation Agreement, the terms of this Schedule C shall control.

10. Termination. This Schedule C will terminate upon the termination of the Fund Participation Agreement (except for obligations arising from trading activities that occurred prior to such termination and transactions in Shares by Existing Contracts pursuant to Section 7.7 of the Fund Participation Agreement).